EXHIBIT 10.8.2

Diagnostic Information Provider

To:	Dr. Stephen W. Aldred, M.D.

From:	James C. New, as Chairman and CEO of AmeriPath

Subject:	Employment Agreement Amendment section on: Retention Bonus

Date:	February 8, 2001

Pursuant to our recent discussions, this document memorializes our agreement to amend the Signing & Retention Bonus section of your most recent AMENDMENT TO EMPLOYMENT AGREEMENT dated November 21, 2000.

The new amendment is as follows:

Retention & Signing Bonus, Payback Provision. Employee hereby acknowledges and agrees that if Employee voluntary terminates his employment with the company pursuant to Section 15(b) of the Employment Agreement on or prior to December 31, 2005 (the “Initial Period”), Employee shall repay to the company that portion of the Initial Payment equal to the Initial Payment multiplied by a fraction, the numerator of which is the number of full calendar months remaining until the completion of the initial Period and the denominator of which is sixty (60). Should there be a change in control of AmeriPath Inc., which results in the termination of your employment, or if the company terminates your employment without cause, you are not required to repay the unamortized portion of the signing and retention bonus. For the purpose of this amendment “unamoritized” means the remaining period from the termination of the employment agreement forward.

Except as specified herein, all other sections of prior written agreements shall remain in full force and effect. Our signatures below indicated our agreement to this additional amendment to your employment agreement. Please return the signed original to me by Thursday, February 15, 2001 and retain a copy for your records.

Please contact me if you have any questions on this matter.

Agreed:	/s/ James C. New	Agreed:	/s/ Dr. Stephen W. Aldred, 2/15/01
	James C. New / Date		Dr. Stephen W. Aldred, M.D./ Date

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